Exhibit 99.1

NEWS RELEASE

Travelers CEO Alan D. Schnitzer Elected Chairman of Board of Directors

John H. Dasburg to serve as independent Lead Director; Clarence Otis, Jr. joins Board

NEW YORK, Aug. 2, 2017 — The Board of Directors of The Travelers Companies, Inc. (NYSE: TRV) announced that it has unanimously elected Alan D. Schnitzer, the company’s Chief Executive Officer, as its next Chairman, effective immediately. He succeeds John H. Dasburg, who will assume the position of independent Lead Director, a role he held prior to becoming Chairman.

Dasburg said, “During this time of unprecedented change for the insurance industry, the Board believes that the company and its shareholders are best served by combining the roles of Chairman and CEO. Since Alan became CEO, the company has strengthened its competitive advantages and meaningfully advanced its strategic digital and innovation agendas while continuing to deliver industry-leading financial results. Alan’s vision will guide the company in remaining an industry leader and seizing the opportunities that change presents.”

Schnitzer said, “I am honored and grateful for the Board’s support and confidence to succeed John as Chairman. John played an important role following the loss of our former Executive Chairman Jay Fishman. I am thankful for John’s leadership and pleased that the Board will continue to benefit from his insight and guidance.”

Schnitzer added, “With the support of the Board, I look forward to continuing to work with the senior leadership team as we build upon our strong track record of delivering meaningful shareholder value.”

The Board also announced that it has elected Clarence Otis, Jr. to the Board of Directors, effective immediately, increasing the number of directors from 12 to 13. Otis has been appointed as a member of the Compensation, Investment and Capital Markets and Nominating and Governance Committees. Otis is the former Chairman and CEO of Darden Restaurants, Inc.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Forward-Looking Statement

All statements in this press release, other than statements of historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the

company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by its periodic filings with the SEC. The forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements.

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Investors:
Gabriella Nawi, 917.778.6844

gnawi@travelers.com

Media:
Patrick Linehan, 917.778.6267

plinehan@travelers.com